As filed with the U.S. Securities and Exchange Commission on February 21, 2025
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNITY SOFTWARE INC.
(Exact name of registrant as specified in its charter)

Delaware		27-0334803
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)
116 New Montgomery St
San Francisco, California 94105
(Address, including zip code, of principal executive offices)

Unity Software Inc. 2020 Equity Incentive Plan
Unity Software Inc. 2020 Employee Stock Purchase Plan
Unity Software Inc. ironSource Share Incentive Plan (formerly ironSource Ltd. 2021 Share Incentive Plan)
(Full titles of the plans)

Matthew Bromberg
President and Chief Executive Officer
Unity Software Inc.
116 New Montgomery St
San Francisco, California 94105
(415) 638-9950
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Rachael Proffitt Julia Boesch Cooley LLP 3 Embarcadero Center, 20th Floor San Francisco, California 94111 (415) 693-2000		Anirma Gupta Nora Go Unity Software Inc. 116 New Montgomery St San Francisco, California, 94105 (415) 638-9950

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non‑accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.			☐

EXPLANATORY NOTE
2020 Equity Incentive Plan
The 2020 Equity Incentive Plan (the “2020 Plan”) of Unity Software Inc. (the “Registrant”) provides that the total number of shares of the Registrant’s Common Stock (the “Common Stock”) reserved for issuance under the 2020 Plan will automatically increase on January 1st of each year for a period of ten years commencing on January 1, 2021 and ending on (and including) January 1, 2030, in an amount equal to 5% of the total number of shares of Common Stock outstanding on December 31 of the preceding year or a lesser number of shares determined by the Registrant’s Board of Directors (the “Board”). Accordingly, on January 1, 2025, the number of shares of Common Stock reserved under the 2020 Plan increased by an additional 20,469,703 shares (or approximately 5% of the outstanding shares of Common Stock as of December 31, 2024).

2020 Employee Stock Purchase Plan
The Registrant’s 2020 Employee Stock Purchase Plan (the “2020 ESPP”) provides that the total number of shares of Common Stock reserved for issuance under the 2020 ESPP will automatically increase on January 1st of each year for a period of up to ten years, commencing on January 1, 2021 and ending on (and including) January 1, 2030, in an amount equal to the lesser of (i) one percent (1%) of the total number of shares of Common Stock outstanding on December 31 of the immediately preceding calendar year, and (ii) 10,576,183 shares of Common Stock; provided that prior to the date of any such increase, the Board may determine that such increase will be less than the amount set forth in clauses (i) and (ii). Accordingly, on January 1, 2025, the number of shares of Common Stock reserved under the 2020 ESPP increased by an additional 4,093,940 shares (or 1% of the outstanding shares of Common Stock as of December 31, 2024).
Unity Software Inc. ironSource Share Incentive Plan
The Registrant’s ironSource Share Incentive Plan (the “ironSource Plan”), as amended and restated on November 30, 2022, provides that the total number of shares of Common Stock reserved for issuance under the ironSource Plan will automatically increase on January 1st of each year for a period of up to ten years, commencing on January 1, 2023 and ending on (and including) January 1, 2030, in an amount equal to the lesser of (i) 5,603,453 (five percent (5%) of the total number of ordinary shares of ironSource Ltd. outstanding immediately prior to the Effective Time (as defined in the ironSource Plan) multiplied by the Exchange Ratio defined under the Agreement and Plan of Merger, dated as of July 13, 2022, by and among the Registrant, Ursa Aroma Merger Subsidiary Ltd. and ironSource Ltd.), and (ii) an amount determined by the Registrant’s Board of Directors, if so determined prior to the January 1 of the calendar year in which the increase will occur; in all events subject to adjustment as provided in Section 13.1 of the ironSource Plan; provided, however, that such increase is permitted under the ironSource Plan only to the extent permitted under Rule 303A.08 of the New York Stock Exchange Listed Company Manual and applicable guidance thereunder and shall be deemed modified as needed to comport with such listing rule and guidance. Accordingly, on January 1, 2025, the number of shares of Common Stock reserved under the ironSource Plan increased by an additional 5,603,453 shares.

The Registrant previously registered shares of its Common Stock for issuance under the 2020 Plan and the 2020 ESPP on a Registration Statement on Form S-8 (File No. 333-248882) filed with the
Securities and Exchange Commission (the “SEC”) on September 18, 2020 and subsequent Registration
Statements on Form S-8 (File Nos. 333-253935, 333-262905, 333-270057 and 333-277544) filed with the SEC on March 5, 2021, February 22, 2022, February 27, 2023 and February 29, 2024, respectively (together, the “2020 Plan and 2020 ESPP Forms S-8”). The Registrant previously registered shares of its Common Stock for issuance under the ironSource Plan on a Registration Statement on Form S-8 (File No. 333-268211) filed with the SEC on November 7, 2022 (together with the 2020 Plan and 2020 ESPP Forms S-8, the “Prior Forms S-8”).

This Registration Statement relates to securities of the same class as that to which the Prior Forms S-8 relate and is submitted in accordance with General Instruction E to Form S-8.

PART II
ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The following documents filed by the Registrant with the SEC are incorporated by reference into this Registration Statement:
(a)The contents of the Prior Forms S-8 relating to (i) the 2020 Plan and the 2020 ESPP, previously filed with the SEC on September 18, 2020 (File No. 333-248882), March 5, 2021 (File No. 333-253935), February 22, 2022 (File No. 333-262905), February 27, 2023 (File No. 333-270057) and February 29, 2024 (File No.333-277544) and (ii) the ironSource Plan, previously filed with the SEC on November 7, 2022 (File No. 333-268211);
(b)The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2024, which includes audited financial statements for the Registrant’s latest fiscal year, filed with the SEC on February 21, 2025;
(c)The description of the Registrant’s Common Stock which is contained in a registration statement on Form 8-A filed on September 9, 2020 under the Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description, including Exhibit 4.3 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 5, 2021 (File No. 001-39497).
All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, except as to any portion of any future annual, quarterly or current report of the Registrant or document that is not deemed filed under such provisions. Unless expressly incorporated into this Registration Statement, a report (or portion thereof) “furnished” on Form 8-K shall not be incorporated by reference into this Registration Statement.
Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. EXHIBIT INDEX
EXHIBIT INDEX

		Incorporated by Reference
Exhibit Number	Description of Exhibit	Form	File Number	Exhibit	Filing Date

4.1	Amended and Restated Certificate of Incorporation of the Registrant	8-K	001-39497	3.1	September 22, 2020

4.2	Amended and Restated Bylaws of the Registrant	8-K	001-39497	3.2	September 8, 2023

4.3	Specimen common stock certificate of the Registrant	S-1/A	333-248255	4.1	September 9, 2020

5.1*	Opinion of Cooley LLP

23.1*	Consent of Cooley LLP (included in Exhibit 5.1)

23.2*	Consent of Independent Registered Public Accounting Firm

24.1*	Power of Attorney (included on the signature page of this Form S-8)

99.1	Unity Software Inc. 2020 Equity Incentive Plan and related form agreements	10-Q	001-39497	10.1	November 9, 2023

99.2	Unity Software Inc. 2020 Employee Stock Purchase Plan	S-8	333-248882	99.4	September 18, 2020

99.3	Unity Software Inc. ironSource Share Incentive Plan and related form agreements	10-Q	001-39497	10.2	November 9, 2023

107*	Filing Fee Table

*	Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 21st day of February, 2025.

UNITY SOFTWARE INC.

By:	/s/ Jarrod Yahes
Jarrod Yahes
Senior Vice President and Chief Financial Officer
(Principal Financial Officer)

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jarrod Yahes, Anirma Gupta and Nora Go, each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in their name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Matthew Bromberg	President, Chief Executive Officer, and Director	February 21, 2025
Matthew Bromberg	(Principal Executive Officer)

/s/ Jarrod Yahes	Senior Vice President and Chief Financial Officer	February 21, 2025
Jarrod Yahes	(Principal Financial Officer)

/s/ Mark Barrysmith	Senior Vice President and Chief Accounting Officer	February 21, 2025
Mark Barrysmith	(Principal Accounting Officer)

/s/ James M. Whitehurst	Executive Chair of the Board of Directors	February 21, 2025
James M. Whitehurst

/s/ Tomer Bar-Zeev	Director	February 21, 2025
Tomer Bar-Zeev

/s/ Roelof Botha	Director	February 21, 2025
Roelof Botha

/s/ Mary Schmidt Campbell	Director	February 21, 2025
Mary Schmidt Campbell, Ph.D.

/s/ Robynne Daly	Director	February 21, 2025
Robynne Daly

/s/ Shlomo Dovrat	Director	February 21, 2025
Shlomo Dovrat

/s/ Egon Durban	Director	February 21, 2025
Egon Durban

/s/ David Helgason	Director	February 21, 2025
David Helgason

/s/ David Kostman	Director	February 21, 2025
David Kostman

/s/ Michelle Lee	Director	February 21, 2025
Michelle Lee

/s/ Barry Schuler	Director	February 21, 2025
Barry Schuler

/s/ Keisha Smith	Director	February 21, 2025
Keisha Smith